Exhibit 99-1

DENBURY RESOURCES INC.

PRESS RELEASE

Denbury Appoints New Senior VP of Operations;

Announces Retirement of VP of Marketing

News Release

Released at 7:30 AM CDT

DALLAS, Aug 16, 2006 (BUSINESS WIRE) -- Denbury Resources Inc. (NYSE:DNR) (“Denbury” or the “Company”) today announced the appointment of a new senior vice president of operations, Robert Cornelius, former Vice President of the Mid-Continent Area for J.M. Huber Corporation.

Gareth Roberts, CEO of Denbury, said, “We are very pleased with the addition of Mr. Cornelius to our executive team in early September. Mr. Cornelius, a petroleum engineer, has nearly 30 years of operational experience in acquisitions, production, and drilling activities, which combined with his strong understanding of financial and internal control issues and a problem-solving managerial style, adds a new set of talents to Denbury as we continue to pursue our growth strategy centered around tertiary operations.”

Mr. Ron Gramling, Vice President of Marketing, has announced that he plans to retire effective August 31, 2006. Gareth Roberts said, “We wish to thank Mr. Gramling for his positive contribution to Denbury over ten years of service. We wish him well in the future.”

Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds key operating acreage in the onshore Louisiana and Texas Barnett Shale areas. The Company increases the value of acquired properties in its core areas through a combination of exploitation drilling and proven engineering extraction practices.

For further information contact:

Gareth Roberts, President and CEO, 972-673-2000

Phil Rykhoek, Chief Financial Officer, 972-673-2000

www.denbury.com